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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
      REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                     1934.

                         Commission File Number 0-17602

                     ChrisKen Partners Cash Income Fund L.P.
                     --------------------------------------
      (Exact name of registrant as specified in its certificate of limited partnership)

         345 North Canal Street, Chicago, Illinois 60606 (312) 454-1626
         --------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Units of Limited Partnership Interest
                      -------------------------------------
            (Titles of each class of securities covered by this form)

                                      None
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision to be relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [x]                    Rule 12h-3(b)(1)(i)  [ ]
         Rule 12g-4(a)(1)(ii) [x]                    Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)  [ ]                    Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]                    Rule 12h-3(b)(2)(ii) [ ]
                                                     Rule 15d-6           [ ]

         Pursuant to the requirements of the Securities Exchange Act of 1934, ChrisKen Partners Cash Income Fund L.P. has duly caused this certification/notice to be signed on its behalf by the undersigned thereto duly authorized.

DATE: December 28, 2005             ChrisKen Partners Cash Income Fund L.P.
                                    ---------------------------------------
                                    By:      ChrisKen Income Properties Inc.,
                                             Managing General Partner
                                             By:      /s/John F. Kennedy
                                                      ----------------------
                                                      John F. Kennedy
                                                      Director and President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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